EXHIBIT 3.4

AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
WESTLAKE CHEMICAL OPCO LP
December 1, 2017
This Amendment No. 1 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Westlake Chemical OpCo LP, a Delaware limited partnership (the “Partnership”), dated as of August 4, 2014 (the “Partnership Agreement”), is entered into effective as of December 1, 2017, by Westlake Chemical OpCo GP LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
WHEREAS, Section 10.1 of the Partnership Agreement currently provides as follows:
“The “tax matters partner” of the Partnership for purposes of Section 6231(a)(7) of the Code shall be the General Partner, and shall have the power to manage and control, on behalf of the Partnership, any administrative proceeding at the Partnership level with the Internal Revenue Service relating to the determination of any item of Partnership income, gain, loss, deduction or credit for federal income tax purposes.”
WHEREAS, the Bipartisan Budget Act of 2015 eliminates the concept of a “tax matters partner,” replaces it with the concept of a “partnership representative” and makes certain changes to the manner in which partnerships and their partners are audited and taxes may be assessed therefrom, each effective for tax years commencing after December 31, 2017;
WHEREAS, Article XII of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement with the consent of the Limited Partners having at least 75% of the Percentage Interests; and
WHEREAS, the General Partner has presented this Amendment to the Limited Partners, which have authorized, approved and ratified, in all respects, the form, terms and provisions hereof.
NOW, THEREFORE, it is hereby agreed as follows:

Section 1. Amendment.

A.	Article I of the Partnership Agreement is hereby amended to add the following definitions:
“Further Guidance” means statutory amendments; temporary, proposed or final Treasury Regulations; any guidance published by the Internal Revenue Service in the Internal

EXHIBIT 3.4

Revenue Bulletin and/or Cumulative Bulletin; any notice, announcement, revenue ruling or revenue procedure or similar authority issued by the IRS; or any other administrative guidance, in each case, modifying, interpreting or applying Partnership Tax Audit Rules.
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74 and Section 411 of the Protecting Americans from Tax Hikes Act of 2015, Pub. L. 114-113, div. Q, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).

B.	Section 10.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
Section 10.1 Tax Matters.
(a)    Tax Matters Partner. For tax periods prior to which any of the Partnership Tax Audit Rules become effective with respect to the Partnership, the “tax matters partner” of the Partnership for purposes of Section 6231(a)(7) of the Code shall be the General Partner, and shall have the power to manage and control, on behalf of the Partnership, any administrative proceeding at the Partnership level with the Internal Revenue Service relating to the determination of any item of Partnership income, gain, loss, deduction or credit for federal income tax purposes.
(b)    Partnership Representative. For tax periods for which any of the Partnership Tax Audit Rules are in effect with respect to the Partnership, the “partnership representative” of the Partnership pursuant to Section 6223(a) of the Code shall be the General Partner. The partnership representative shall have the power to exercise all authority granted to the “partnership representative” pursuant to the Partnership Tax Audit Rules. Pursuant to Article XII, in the event there is Further Guidance, the Partners covenant and agree to work together, reasonably and in good faith, as may be necessary or appropriate to take into account any Further Guidance, including amending this Agreement, in a manner such that this Agreement, as so amended, will provide, preserve and maintain the relative rights, duties, responsibilities, and obligations of the Partners as those provided under this Section 10.1.
Section 2. Ratification of Partnership Agreement. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.
Section 3. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, with all rights and remedies being governed by such laws without regard to the principles of conflicts of law.
(Signature Page Follows)

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Article XII of the Partnership Agreement, and as of the date first above written.
GENERAL PARTNER:

Westlake Chemical OpCo GP LLC

By: /S/ M. STEVEN BENDER
Name:    M. Steven Bender

Title:	Chief Financial Officer

SIGNATURE PAGE
AMENDMENT NO. 1 TO
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
WESTLAKE CHEMICAL OPCO LP